As filed with the Securities and Exchange Commission on July 10, 2015

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KELLOGG COMPANY

(Exact name of registrant as specified in its charter)

Delaware	38-0710690
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Kellogg Square

Battle Creek, Michigan 49016-3599

(269) 961-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary H. Pilnick

Senior Vice President, General Counsel,

Corporate Development and Secretary

Kellogg Company

One Kellogg Square

Battle Creek, Michigan 49016-3599

(269) 961-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Keith S. Crow, P.C.

Robert M. Hayward, P.C.

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

(312) 862-2000

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.25 per share	1,000,000(1)	$63.25(2)	$63,250,000(2)	$7,349.65

(1)	Also includes such indeterminate number of shares of common stock as may be issued as a result of adjustment by reason of a share dividend, share split, recapitalization or other similar event.
(2)	Estimated solely for purposes of determining the registration fee. This amount was calculated in accordance with Rule 457(c) of the Securities Act and based on the average high and low sale prices of the registrant’s common shares of beneficial interest as reported on the New York Stock Exchange on July 2, 2015.

Kellogg Direct™

Kellogg Company Direct Stock Purchase

and Dividend Reinvestment Plan

1,000,000 shares of Common Stock (CUSIP #487836 10 8)

Kellogg Direct is a direct stock purchase and dividend reinvestment plan that provides a convenient and economical method for new investors to make an initial investment in shares of Kellogg Company common stock and for existing investors to increase their holdings of our common stock.

As a participant in Kellogg Direct you can:

•	purchase our common stock through a convenient, cost-free method (after $15 enrollment fee for new investors);

•	build your investment over time, starting with as little as $50, or $25 if you authorize automatic withdrawals for cash investments; or

•	reinvest all or some of your cash dividends in our common stock.

This prospectus describes and constitutes the Kellogg Company Direct Stock Purchase and Dividend Reinvestment Plan, or simply Kellogg Direct. This prospectus relates to 1,000,000 shares of our common stock offered for purchase under Kellogg Direct. Our common stock trades on the New York Stock Exchange under the symbol “K.” Please read this prospectus carefully and keep it for future reference. If you have any questions about Kellogg Direct, please call the Plan Administrator, Wells Fargo Shareowner Services (a division of Wells Fargo Bank, N.A.), at 1-877-910-5385 between 7:00 a.m. and 7:00 p.m. Central Time, on any business day.

See “Risk Factors” for matters to consider before participating in Kellogg Direct or before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state or country where the offer or sale is not permitted.

Kellogg Direct is only available to residents of the United States of America. Investors residing outside of the U.S. may generally invest in Kellogg Company stock by contacting a broker.

Prospectus dated July 10, 2015

Unless the context otherwise requires, in this prospectus “Kellogg Company,” “the Company,” “we,” “our,” and “us” refer to Kellogg Company and its subsidiaries.

We have not authorized any person to give any information or make any representation that is different from, or in addition to, that contained in this prospectus or in any information that we incorporate by reference into this prospectus. If anyone gives you any such information, you should not rely on it.

We do not imply by the delivery to you of this prospectus or the sale of any shares of Kellogg Company common stock hereunder that there has been no change in the affairs of Kellogg Company since the date of this prospectus or that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

i

ABOUT KELLOGG COMPANY

Kellogg Company is the world’s leading producer of cereal, second largest producer of cookies and crackers, and a leading producer of savory snacks and frozen foods. Additional product offerings include toaster pastries, cereal bars, fruit-flavored snacks and veggie foods. Kellogg products are manufactured and marketed globally.

Kellogg’s principal products are ready-to-eat cereals and convenience foods, such as cookies, crackers, savory snacks, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles and veggie foods. Kellogg’s cereal products are generally marketed under the Kellogg’s name and are sold to the grocery trade through direct sales forces for resale to consumers. We use broker and distributor arrangements for certain products. We also market cookies, crackers, crisps, and other convenience foods, under brands such as Kellogg’s, Keebler, Pringles, Cheez-It, Murray, Austin and Famous Amos, to supermarkets in the United States through a direct store-door (DSD) delivery system, although other distribution methods are also used. We also generally use these, or similar arrangements, in less-developed market areas or in those market areas outside of our focus.

Kellogg Company was incorporated in Delaware in 1922. Our principal executive offices are located at One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599 and our telephone number is (269) 961-2000. Our website address is www.kelloggcompany.com. This website address is not intended to be an active link and information on our website should not be construed to be part of this prospectus.

This prospectus incorporates business and financial information about Kellogg Company that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. See “Where You Can Find More Information”.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be impaired in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These statements may be found throughout this prospectus and the documents incorporated by reference herein. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position, and our business outlook or state other “forward-looking” information. The information incorporated by reference under the heading “Risk Factors” in this prospectus, as well as in the information incorporated by reference herein, provides examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following:

•	our global growth and efficiency program (Project K),

•	the integration of acquired businesses,

•	our strategy, financial principles, and plans;

•	initiatives, improvements and growth;

•	sales, gross margins, advertising, promotion, merchandising, brand building, operating profit, and earnings per share;

•	innovation; investments; capital expenditures;

•	asset write-offs and expenditures and costs related to productivity or efficiency initiatives;

•	the impact of accounting changes and significant accounting estimates;

•	our ability to meet interest and debt principal repayment obligations;

•	minimum contractual obligations;

•	future common stock repurchases or debt reduction;

•	effective income tax rate;

•	cash flow and core working capital improvements;

•	interest expense; commodity and energy prices;

•	employee benefit plan costs and funding, and

•	other factors, uncertainties and events identified in our filings with the Securities and Exchange Commission incorporated by reference herein.

The forward-looking statements made in this prospectus or the documents incorporated by reference herein relate only to events as of the date on which the statements were made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made or to reflect the occurrence of unanticipated events.

DIRECT REGISTRATION

We are a participant in the Direct Registration System (“DRS”). DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on our books without the need for physical certificates and are held separately from any plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS you can:

•	eliminate the risk and cost of storing certificates in a secure place;

•	eliminate the cost associated with replacing lost, stolen, or destroyed certificates; and

•	move shares electronically to a broker or to other registered accounts.

You may convert any stock certificate(s) you are currently holding into book-entry form by sending the stock certificate(s) to Kellogg Shareowner Services with a request to deposit them to your DRS account or your Kellogg Direct plan account. There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s). Your certificate(s) should not be endorsed, and we recommend sending your certificate(s) registered insured mail for 3% of the current market value of the shares. (See optional mail loss below.)

You may choose to have a portion or all of your book-entry or plan shares delivered directly to your broker by contacting your broker/dealer. When using your broker to facilitate a share movement, please provide them with a copy of your DRS account statement.

ABOUT THE PLAN

1. What is Kellogg Direct?

Kellogg Direct is a direct stock purchase and dividend reinvestment plan (the “plan”) that enables new investors to make an initial investment in our common stock and existing investors to increase their holdings of our common stock. Participants can purchase our common stock with optional cash investments and cash dividends.

2. What features does the plan offer?

•

Initial investment / Enrollment. If you are not currently a shareowner, you can make an initial investment in our common stock, starting with as little as $50 or $25 if you sign up for automatic investments.

•

Optional cash investments. You can increase your holdings of our common stock through optional cash investments of $25 or more. You can conduct easy recurring or periodic investments, by automatic bank debit or by sending in a check from your bank checking or savings account.

•

Automatic dividend reinvestment. You can also increase your holdings of our common stock through automatic reinvestment of your cash dividends. You can elect to reinvest all or a percentage of your dividends.

•	Automated transactions. You can execute many of your plan transactions online at shareowneronline.com or by phone if you have established automated privileges.

•	Share safekeeping. You can deposit your common stock certificates for safekeeping by the Plan Administrator.

Refer to the Investment Summary and Fees below for details on fees charged for these transactions and services.

3. How do I enroll in Kellogg Direct if I am a Kellogg Company shareowner?

If you are a Kellogg Company shareowner of record – that is, your shares are registered in your name, not your broker’s or bank’s name – you can enroll online or by completing and returning the Shareowner Election Form.

4. How do I enroll if I am not currently a Kellogg Company shareowner?

If you do not currently have any Kellogg Company common stock registered in your name, you can enroll online at shareowneronline.com or by completing and returning the New Investor Enrollment Form. When you enroll, you will be required to make an initial investment. If making your initial investment by check, the check for your initial investment and account set-up fee should be made payable to “Shareowner Services” in United States funds drawn on a United States or Canadian financial institution. You will receive an account statement approximately two weeks after the Plan Administrator receives your New Investor Enrollment Form, initial investment and enrollment fee.

5. How do I enroll if my shares are held other than in my name?

If your Kellogg Company shares are registered in the name of a bank, broker or other nominee, simply arrange for the bank, broker or other nominee to register in your name the number of shares of our common stock that you want to include in the plan. You can then enroll as a shareowner of record, as described above. Once the Plan Administrator receives your transferred shares from your brokerage account, you will receive an account statement and Shareowner Election Form. Alternatively, if you do not want to re-register your shares, you can enroll in the plan in the same way as someone who is not currently a Kellogg Company shareowner, as described above. This will create a registered account in addition to your brokerage/bank account.

6. What are the fees associated with participation?

Investment Summary and Fees
Summary
Minimum cash investments
Minimum one-time initial purchase for new investors*	$50.00
Minimum one-time optional cash investment	$25.00
Minimum recurring automatic investments	$25.00
Maximum cash investments
Maximum annual investment	$100,000.00
Dividend reinvestment options
Reinvest options	Full, Partial, None
Fees
Investment fees
Initial enrollment (new investors only)	$15.00
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	Company Paid
Optional cash purchase trading commission per share	Company Paid
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$20.00 per year

We can change the fee structure of the plan at any time. We will give you notice of any fee changes prior to the changes becoming effective.

For initial cash investments, the account set up fee is deducted from the amount invested. For sale transactions, transaction fees and brokerage commissions are deducted from the sale proceeds.

7. What are my options for additional cash investments?

You can make optional cash investments at any time by check or by automatic bank withdrawals from a qualified financial institution. Each investment, except as indicated below, can be for as little as $25. Your total investment for any calendar year is limited to $100,000.

Check. If you are not currently a registered shareowner of our common stock, you may make your initial investment via check. The minimum investment amount is $50 plus the account set-up fee.

To make an investment by check, complete and return a New Investor Enrollment Form, Shareowner Election Form or a Transaction Request Form (attached to your quarterly account statement) together with your payment. Your check must be made payable to “Shareowner Services,” in United States funds, and drawn on a United States or Canadian financial institution. The Plan Administrator must receive your payment at least one business day prior to an investment date; otherwise, your payment will be invested on the next investment date. No interest is paid on your payment pending its investment in our common stock.

Automatic Withdrawal – One Time. If you are not currently a registered shareowner of our common stock, you may make your initial investment via a one time, automatic withdrawal from a designated United States or Canadian financial institution. The minimum investment amount is $50 plus the account set-up fee. To authorize a one-time automatic withdrawal, complete Section 5 of the New Investor Enrollment Form and return it to the Plan Administrator with a voided blank check for a checking account or a deposit slip for a savings account. This automatic withdrawal will be processed as soon as administratively possible after the Plan Administrator receives your completed form.

Automatic Withdrawal – Recurring Monthly or Semi-Monthly. You can also make investments monthly or semi-monthly automatic withdrawal from a designated United States or Canadian financial institution. Your account will be debited on or about the 10th and/or the 24th day of each month or, if that day is not a business day, the next business day. The funds will be invested on the next investment date after your account is debited. To authorize automatic investments, complete Section 5 of the New Investor Enrollment Form or Shareowner Election Form and return it to the Plan Administrator with a voided blank check for a checking account or a deposit slip for a savings account. If you have established automated privileges, you can also authorize automatic investments online. Your automatic investment will begin as soon as administratively possible after the Plan Administrator receives your completed form.

You can change the amount of your automatic investment or stop your automatic investment altogether by completing a Shareowner Election Form and returning it to the Plan Administrator or, if you have established automated privileges, by going online or calling the Plan Administrator. Your change or termination request must be received by the Plan Administrator at least 15 business days prior to an investment date for the change to be effective for that investment date. You may obtain the return of any cash investment upon request received by the Plan Administrator on or before the second business day prior to the date on which it is to be invested.

See below for a discussion of optional cash investment dates.

No interest is paid on your payment pending its investment in our common stock. If any optional cash investment, whether by check or automatic withdrawal, is returned for any reason, the Plan Administrator will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell these shares. The Plan Administrator may sell other shares in the account to cover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

8. What are my dividend reinvestment options?

The reinvestment option you elect will apply to all of your shares of Kellogg Company common stock – whether held in certificate form, in direct registration shares (“DRS”) or in the plan.

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Full Dividend Reinvestment. All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry DRS, will be used to purchase additional shares. The participant will not receive cash dividends from Kellogg Company; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account. (RD)

•

Partial Dividend Reinvestment. A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (RX) An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the Plan, 15 in physical certificate form and 15 shares in book entry DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

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No Dividend Reinvestment. All dividends payable to the participant will be paid in cash. This includes the dividend payable on all shares held in the Plan, any shares held in physical certificate form or held through book-entry DRS. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (RP)

You may change your reinvestment option at any time by going online at shareowneronline.com, calling the Plan Administrator or sending written notice to the Plan Administrator by mail. Notices received on or before a dividend record date will be effective for that cash dividend. Notices received after a dividend record date will not be effective until after that cash dividend has been paid.

9. When are dividends paid?

Historically, Kellogg Company has paid dividends on the fifteenth day of March, June, September and December to shareowners of record on the first day of March, June, September and December, respectively. The dividend payment date and dividend record date may change in the future. To have your cash dividends reinvested, the Plan Administrator must receive your Shareowner Election Form authorizing dividend reinvestment on or before the dividend record date.

The payment of dividends on our common stock is at the discretion of Kellogg Company’s Board of Directors. There is no guarantee that Kellogg Company will pay dividends in the future. The timing and amount of future dividends, if any, will depend on earnings, cash requirements, the financial condition of Kellogg Company and its subsidiaries, applicable government regulations and other factors deemed relevant by the Kellogg Company Board of Directors.

10. When does the Plan Administrator purchase shares?

Optional Cash Investments. Optional cash investments are made on:

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generally within five (5) trading days from receipt of your investment amount or, if the New York Stock Exchange is not open, the next business day the Exchange is open and no later than 35 trading days, except where postponement is necessary to comply with Regulation M under the Securities Exchange Act of 1934 or other applicable provisions of securities law, or

•	in any week in which a cash dividend is paid, the dividend payment date or, if the New York Stock Exchange is not open on the dividend payment date, the next business day the Exchange is open.

Dividend Reinvestment. Cash dividends are reinvested on the applicable dividend payment date or, if the New York Stock Exchange is not open on the dividend payment date, the next business day the Exchange is open and no later than 30 trading days, following the dividend payable date.

Shares are purchased and sold for the plan on specified dates or during specified periods. As a result, you do not have any control over the price at which shares are purchased or sold for your account, and you may pay a higher purchase price or receive a lower sales price then if you had purchased or sold the shares outside of the plan. You bear the risk of fluctuations in the price of our common stock. No interest is paid on funds held by the Plan Administrator pending their investment. All optional cash investments, including the initial cash investment, are subject to collection by the Plan Administrator of the full face value in United States funds.

11. How does the Plan Administrator buy the shares?

The Plan Administrator may purchase our common stock from Kellogg Company or use an independent agent to buy the shares in the open market or in negotiated transactions. Kellogg Company will determine the method. The Plan Administrator currently purchases plan shares from us, but we can change this at any time without notice to you, subject to legal restrictions on how often we change the method. The method used by the Plan Administrator will impact the price at which your shares are purchased (see below).

12. At what price will the Plan Administrator purchase the shares?

Open Market Purchases. If the shares are purchased in the open market or in a negotiated transaction, your purchase price will be the weighted average purchase price per share for all shares purchased for that investment date. The independent agent purchases shares as soon as administratively possible, and in no event more than 5 business days, after the applicable investment date.

Purchases from Kellogg Company. If the shares are purchased from Kellogg Company, your purchase price will be the closing price of our common stock on the New York Stock Exchange for that investment date. If the New York Stock Exchange is closed on that date, then the price will be the closing price of our common stock on the New York Stock Exchange for the next business day the Exchange is open.

The Plan Administrator may commingle your funds with those of other participants for purposes of forwarding purchase orders to the independent agent. Also, the Plan Administrator may offset purchase and sale orders for the same investment date, forwarding to the independent agent the net purchase or sale requirement. Because the prices at which shares are purchased under the plan are beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment.

13. May I execute plan transactions by phone?

If you have established automated privileges for your account, you can perform the following transactions by calling the Plan Administrator:

•	sell some or all of the shares of our common stock credited to your account under the plan;

•	change your dividend reinvestment option (for example, from full to partial reinvestment);

•	request a physical certificate for some or all of the whole shares of our common stock credited to your account under the plan; or

•	terminate your participation in the plan.

Certain restriction may apply.

Account assistance and information about the plan is available by calling the Plan Administrator. To establish automated privileges, please contact the Plan Administrator and request an Automated Request Authorization Form.

14. May I enroll, view my account information and execute transactions online?

The Plan Administrator maintains a web site at shareowneronline.com that allows you to enroll online; to view your account balance, recent plan transactions and other helpful information; and to update your personal information.

To enroll in the plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com

2.	Select Sign Up Now!

3.	Enter your Authentication ID* and Account Number

* If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com

2.	Under Invest in a Plan, select Direct Purchase Plan

3.	Select Kellogg Company

4.	Under New Investors, select Invest Now

5.	Follow instructions on the Buy Shares

After you have successfully signed up, you will be able to access your account immediately. You will also receive written confirmation to your mailing address on file that your account has been activated for online access.

Once you have enrolled, you can also:

•	enroll in the plan or change your dividend reinvestment option (for example, from full to partial reinvestment);

•	sell some or all of the shares of our common stock credited to your account under the plan;

•	view your account balance and recent transactions;

•	update your personal information such as address, phone number, etc.;

•	initiate or change your dividend reinvestment options;

•	obtain forms and other plan materials; and

•	terminate your participation in the plan.

Certain restrictions may apply. If you have any questions concerning your telephone or online privileges, please contact the Plan Administrator.

15. How often will I receive account statements?

The Plan Administrator will send you an account statement as soon as administratively possible after each quarterly dividend reinvestment and after each optional cash investment. The Plan Administrator will also send you an account statement after any transfer, sale or withdrawal of plan shares.

Account statements provide participants with records of their purchases and sales and other important information and should be retained for tax purposes.

16. Will I receive stock certificates for my plan shares?

Each share purchase is credited to your plan account. Your account statement will show the number of shares of our common stock, including any fractional share, credited to your account. You will not receive a certificate for your plan shares unless you request one. If you have established automated privileges, you can request a certificate for some or all of your whole shares by calling the Plan Administrator at 1-877-910-5385. If you have not established automated privileges, you can request a certificate by submitting your request in writing to the Plan Administrator. Certificates for fractional shares are never issued.

17. Can I deposit share certificates for safekeeping?

You can at any time, including when you first enroll, deposit Kellogg Company common stock certificates registered in your name with the Plan Administrator for safekeeping, at no cost to you. To use this service, you must send your certificates to the Plan Administrator with a properly completed New Investor Enrollment Form, Shareowner Election Form or Transaction Request Form. Shares represented by certificates that you deposit with the Plan Administrator are credited to your account and thereafter are treated as if acquired under the plan. You are responsible for maintaining your own records of the cost basis of certificated shares deposited with the Plan Administrator. If your shares are registered in street or other nominee name, you may be able to electronically transfer these shares from your existing account to a plan account. To take advantage of this service, please contact the Plan Administrator by phone at 1-877-910-5385.

Please do not endorse your certificates. You are strongly urged to send your certificates by certified or registered mail, insuring them for 3% of the current market value of the common stock represented by the certificates. Regardless of the method used, you bear the full risk of loss if the certificates are lost or stolen.

Optional Mail Loss Insurance

Please be advised that choosing registered, express or certified mail alone will not protect you should your certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail.

As the Plan Administrator, Wells Fargo Shareowner Services can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Mail loss insurance covers the cost of the replacement surety bond only. Replacement transaction fees may also apply. To take advantage of the optional mail loss insurance, simply include your $10.00 check, made payable to WFSS Surety Program, along with your certificates and instructions.

To qualify for this service you must choose to use an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000.

The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date. Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

18. Can I transfer my plan shares to someone else?

You can transfer your plan shares to a Kellogg Direct plan account of another person, subject to compliance with any applicable laws. If the person to whom the shares are gifted or transferred is not a plan participant, the Plan Administrator will automatically open an account for the person and enroll him or her in the plan. If the recipient is a minor, you may set yourself up as the custodian of the account. To transfer shares to someone not already participating in the Kellogg Direct plan, simply execute a Stock Power Form and return it to the Plan Administrator. Your signature on the Stock Power Form must be Medallion guaranteed by an eligible financial institution or broker. You can obtain a Stock Power Form by calling the Plan Administrator at 1-877-910-5385 or from shareowneronline.com, within the “Download Forms” section, select “Stock Power and Transfer Instructions” from the drop down. If you request to transfer all shares in your plan account between a dividend record date and payable date, your transfer request will be processed but your plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

You cannot pledge or grant a security interest in your plan shares or transfer your plan shares outside of the plan unless certificates representing the shares have been issued by the Plan Administrator, or you request your plan shares be converted to DRS.

19. How do I sell my plan shares?

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common shares of Kellogg Company are traded. Depending on the number of Kellogg Company shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail) – The Plan Administrator will combine each request to sell through the plan with other plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant. Good-‘Til -Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss). Sales proceeds will be net of any fees to be paid by the participant (see Investment Summary and Fees for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If a participant submits a request to sell all or part of the plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.

Kellogg Company’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Bank nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

The Insider Trading Policy provides that the participant may not trade in Kellogg Company’s common stock if in possession of material, non-public information about the company. Share sales by employees, Affiliates and Section 16 officers must be made in compliance with Kellogg Company’s Insider Trading Policy.

20. How do I close my plan account?

You can close your plan account by completing and returning a Transaction Request Form or by sending a written request to the Plan Administrator that includes the name of the plan, Kellogg Direct, and your account number. If you have previously established automated privileges, you can terminate your participation in the plan by contacting the Plan Administrator by phone at 1-877-910-5385. If you have authorized automatic withdrawals, the Plan Administrator must receive your request at least 15 business days before the next scheduled investment date to ensure that the request is effective for that investment date. If your request to terminate from the plan is received on or after a dividend record date but before the dividend payment date, your termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to you.

Upon termination of your participation in the plan, unless you request on a Transaction Request Form (attached to your account statement) that some or all of your plan shares are to be sold; the Plan Administrator will convert your full plan shares into direct registration and issue you a check, minus brokerage commissions and transaction fees, for any fractional share. If you request on the Transaction Request Form, the independent agent will sell some or all of your plan shares on your behalf. After settlement of the sale, the Plan Administrator will send you a check in the amount of the net proceeds of the sale (plus the market value of any fractional plan share) and convert any whole plan shares not sold into direct registration. See above for a discussion of how plan shares are sold and for a discussion of brokerage commissions and transaction fees.

After termination, you can re-enroll in the plan online or by submitting a New Investor Enrollment Form or Shareowner Election Form and complying with all other enrollment procedures. To minimize unnecessary plan administrative costs and to encourage use of the plan as a long-term investment vehicle, Kellogg Company reserves the right to deny participation in the plan to previous participants who Kellogg Company or the Plan Administrator believes have been excessive in their enrollment and termination.

21. Who is the Plan Administrator and what does the Plan Administrator do?

Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., currently is the Plan Administrator. The Plan Administrator forwards participants’ funds to the independent agent for open market purchases. The Plan Administrator also keeps account records, sends account statements to participants and performs other administrative duties related to the plan.

The Plan Administrator is responsible for purchasing and selling Kellogg Company common stock for participants’ plan accounts, including the selection of the broker or dealer through which plan transactions are made. Neither Kellogg Company nor the Plan Administrator has any control over the times or prices at which the independent agent purchases or sells our common stock in the open market.

22. How do I contact the Plan Administrator?

Correspondence and certificate deposit*:	For certified and overnight delivery:
Wells Fargo Shareowner Services	Wells Fargo Shareowner Services
P.O. Box 64856	1110 Centre Pointe Curve, Suite 101
St. Paul, MN 55164-0856	Mendota Heights, MN 55120-4100

By telephone:	By Email:
1-877-910-5385 or 1-651-450-4064	Go to shareowneronline.com and select Contact Us.
Telephone hours are Monday-Friday, between the hours of 7:00 a.m. and 7:00 p.m. Central Time.	Internet:
Interactive Voice Recording is available 24 hours a day.	shareowneronline.com

* If sending in a certificate for deposit, see Certificate Deposit and Withdrawal information above.

23. What are the U.S. federal income tax consequences of participating in the plan?

The following is a brief summary of some of the principal U.S. federal income tax considerations applicable as of the date of this prospectus to participation in Kellogg Direct.

In general, participants in the plan will have the same U.S. federal income tax consequences with respect to dividends as shareowners not participating in the plan. You will be treated for U.S. federal income tax purposes as having received on each dividend payment date, with respect to shares of Kellogg Company common stock held for you, a dividend equal to the full amount of the cash dividends payable on both the shares of our common stock registered in your own name and the Kellogg Company common stock held through the plan, even though the amount of dividends reinvested is not actually received in cash but is instead applied to the purchase of our common stock for your account under the plan. In addition, the Internal Revenue Service has ruled that the amount of brokerage commissions paid by us on your behalf (where plan common stock is purchased on the open market) is to be treated as a distribution to you which is subject to income tax in the same manner as dividends. The sum of those amounts becomes your cost basis for those shares of our common stock.

Your statement of account under the plan will show the price per share to you of our common stock purchased with reinvested dividends. That price, which will include the brokerage commissions paid by us on your behalf on purchases under the plan of shares of our common stock, is the federal income tax cost basis to you of shares of our common stock acquired under the plan. Your statement of account will also show the date on which the shares of common stock purchased under the plan were credited to your account. Your holding period for our common stock purchased under the plan generally will begin on the date following the date on which those shares of our common stock are credited to your plan account.

Information forms (Forms 1099-DIV) will be mailed to plan participants each year and will set forth the taxable dividends and brokerage commissions reportable for U.S. federal income tax purposes. These dividends and brokerage commissions must be reported on your federal income tax return.

Reinvested dividends are not subject to withholding unless (1) you fail to give your social security or tax identification number to us, (2) the Internal Revenue Service notifies us that you are subject to tax withholding, or (3) you fail to certify, under penalties of perjury, that you are not subject to backup withholding if such certification is required. If you are a shareholder whose dividends are subject to tax withholding, we will apply toward the purchase of our common stock under the plan an amount equal to the dividends being reinvested less the amount of tax required to be withheld. Your statement of account under the plan will indicate the amount of tax withheld.

You will not recognize any taxable income upon receipt of a certificate for whole shares of common stock credited to your account under the plan, whether upon request for such a certificate, upon termination of your participation in the plan or upon termination of the plan. However, you may recognize a gain or loss upon receipt of a cash payment for whole shares of Kellogg Company common stock or a fractional common share credited to your account under the plan when that account is terminated by you, when shares of our common stock credited to your account under the plan are sold or when the plan is terminated. A gain or loss may also be recognized upon your disposition of the Kellogg Company common stock received from the plan. The amount of any such gain or loss will be the difference between the amount received for the whole or fractional shares of our common stock and the cost basis of the Kellogg Company common stock. Generally, gain or loss recognized on the disposition of shares of our common stock acquired under the plan will be treated for U.S. federal income tax purposes as a capital gain or loss and will be long-term capital gain or loss if, as of the date of such disposition, the holding period with respect to the shares of Kellogg Company common stock sold exceeds one year.

This plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time.

If you are a Non-Resident Alien (“NRA”) individual and you do not provide a valid Form W-8BEN to certify your foreign tax residency, you will be subject to withholding on all payments reportable on an IRS Form 1099 or Form 1042-s, as applicable, at the current backup withholding rate of 28% or the normal withholding rate of 30% (or lesser tax treaty rate if applicable), respectively. Effective for accounts opened on or after January 1, 2015, if you are any non-individual entity and you do not provide either a type of Form W-8 (for foreign entities, a Form W-8BEN-E, W-8EXP, W-8ECI or W-8IMY) or Form W-9 (for U.S. entities), you will be subject to 30% withholding on all U.S. sourced dividends and interest as required by the Foreign Account Tax Compliance Act (“FATCA”). Similar FATCA withholding on gross proceeds received from the sale, maturity or exchange of securities that can produce U.S. sourced dividends or interest will take effect on January 1, 2017. In particular, foreign entities should consult with their internal tax advisors or counsel as to which type of Form W-8 they should provide based on their status under Chapters 3 and 4 of the U.S. Internal Revenue Code.

The discussion above is a summary of the important United States federal income tax consequences of your participation in the plan. The summary is based on the Internal Revenue Code of 1986, as amended, United States Treasury Regulations, administrative rulings and court decisions, in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of your participation in the plan. For example, it does not address any state, local or foreign tax consequences of your participation. You should consult your own tax advisor about the tax consequences of your participation in the plan.

OTHER PLAN INFORMATION

Stock Dividends and Stock Splits. Stock dividends or split shares issued by Kellogg Company on plan shares are credited to your account. Stock dividends or split shares issued with respect to your certificated or direct registration shares are handled in the same manner as for shareowners who are not participating in the plan. Cash dividends paid on the shares issued as stock dividends or stock splits are processed in accordance with the dividend reinvestment option then elected. Dividend and Voting Rights. Dividend and voting rights of shares purchased under the plan commence upon settlement of the transaction, which normally is three business days after purchase. Shares purchased on or within two business days prior to a dividend record date are considered “ex-dividend” and therefore not entitled to payment of that dividend.

Voting of Plan Shares. Each shareholder entitled to vote at a meeting of shareowners is sent either a notice containing instructions on how to access our proxy statement and our annual report online or a printed copy of our proxy materials before the meeting. You are encouraged to read the proxy statement carefully. You may vote online, by phone or by returning the signed, dated proxy material. The proxies will vote the shares in accordance with your instructions.

Limitation of Liability. In administering the plan, neither Kellogg Company, the Plan Administrator nor any broker/dealer selected by the Plan Administrator to execute purchases and sales on behalf of plan participants will be liable for any good faith act or good faith omission to act, including but not limited to any claim of liability (1) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death from a duly authorized representative of the estate, (2) with respect to the prices or times at which our common stock is purchased or sold, or (3) as to the value of the Kellogg Company common stock acquired for participants.

The Plan Administrator is acting solely as the agent of Kellogg Company and owes no duties, fiduciary or otherwise, to any other person by reason of the plan, and no implied duties, fiduciary or otherwise, will be read into the status of the Plan Administrator under the plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly described in this prospectus to be performed by it, and no implied covenants or obligations will be read into the plan against the Plan Administrator or Kellogg Company.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, will not be liable for any action taken, suffered or omitted, or for any error of judgment made by it, in the performance of its duties under the plan. In no event will the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator will not be required to make and will make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own. In addition, the Plan Administrator will not be obligated to take any legal action under the plan that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator will not be responsible or liable for any failure or delay in the performance of its obligations under the plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator will use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as administratively possible under the circumstances.

The Plan Administrator is authorized to choose a registered broker/dealer, including a broker/dealer affiliated with the Plan Administrator, at its sole discretion to facilitate purchases and sales of our common stock by plan participants. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in common share transactions within a reasonable time upon written request from a plan participant.

Modification or Termination of the Plan. Kellogg Company can suspend, modify or terminate the plan at any time in whole or in part or with respect to participants in certain jurisdictions. Notice of any suspension, material modification or termination will be sent to all affected participants.

Denial or Termination of Participation by Kellogg Company. The Plan Administrator may terminate a participant’s participation in the plan if the participant does not own at least one full share in the participant’s name or held through the plan. Kellogg Company also reserves the right to deny, modify, suspend or terminate participation in the plan by otherwise eligible persons to the extent Kellogg Company deems it advisable or necessary in its discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the plan. Participants whose participation in the plan is terminated will have their full plan shares converted to direct registration and will receive a check less any service fees and broker commissions for any fractional plan share.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission the shares of our common stock to be offered for purchase by plan participants. This prospectus is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional relevant information about us and our common stock. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Kellogg Company’s SEC Filings

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public online via the Investor Relations Section of the Kellogg Company web site at http://www.kelloggcompany.com and at the SEC’s web site at http://www.sec.gov. You can also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for more information on the operation of the Public Reference Room. Our filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can satisfy our disclosure obligations to you by referring you to SEC documents that contain this information. Information contained in a document that is incorporated by reference is considered part of this prospectus. Information contained in documents that we file with the SEC after the date of this prospectus may update or supersede information in this prospectus and information in documents incorporated by reference.

This prospectus incorporates by reference the Kellogg Company SEC documents (or portions thereof) set forth below (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein). All of the documents were filed under SEC File No. 1-4171.

•	Annual Report on Form 10-K for the fiscal year ended January 3, 2015;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2015;

•	Current Reports on Form 8-K filed on February 24, 2015, March 3, 2015, March 9, 2015, April 28, 2015, May 4, 2015, and May 6, 2015; and

•	Exhibit 99.1 to our Current Report on Form 8-K filed on April 27, 2009, which contains a description of our common stock, including any amendment or report filed to update such description.

All documents filed by Kellogg Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) after the date of this prospectus and before all shares of our common stock covered by this prospectus have been sold are part of this prospectus from the date of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents Available Without Charge From Kellogg Company

Kellogg Company will provide, without charge, copies of any report incorporated by reference into this prospectus, excluding exhibits other than those that are specifically incorporated by reference in this prospectus. You can obtain a copy of any document incorporated by reference by writing or calling Kellogg Company as follows:

Kellogg Company Investor Relations

One Kellogg Square, P.O. Box 3599

Battle Creek, Michigan 49016-3599

(269) 961-2800

Information on the web site of Kellogg Company or any subsidiary of Kellogg Company is not part of this prospectus, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

USE OF PROCEEDS

We will receive proceeds from purchases of our common stock through the plan only if the purchases are made directly from us rather than by the independent agent in the open market. We have no basis for estimating either the number of shares of common stock that will ultimately be sold pursuant to the plan or the prices at which such shares will be sold. We will use any such proceeds for general corporate purposes.

VALIDITY OF THE SECURITIES

Gary H. Pilnick, our Senior Vice President, General Counsel, Corporate Development and Secretary, has opined on the legality of the shares of our common stock being offered. As of March 31, 2015, Mr. Pilnick beneficially owned 51,165.15 shares of our common stock and held 10,500 performance-based restricted stock units and options to purchase 431,500 shares of our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 3, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Wells Fargo

Shareowner Services

(877) 910-5385

Kellogg Company

One Kellogg Square, P.O. Box 3599

Battle Creek, Michigan 49016

(269) 961-2000

Kellogg Direct™

Direct Stock Purchase and

Dividend Reinvestment Plan

CUSIP # 487836 10 8

PROSPECTUS

July 10, 2015

PART II

Information Not Required in Prospectus

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred with the offerings described in this Registration Statement. All amounts are estimated except the SEC registration fee.

SEC registration fee	$7,350
Printing costs for Registration Statement, prospectus and related documents	$10,000
Accounting fees and expenses	$4,000
Legal fees and expenses	$20,000
Miscellaneous	$5,000

Total	$46,350

Item 15.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation’s best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his or her conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him or her and incurred by him or her in any indemnified capacity, or arising out of his or her status as such, regardless of whether the corporation would otherwise have the power to indemnify him or her under the DGCL.

In addition, Section 102 of the DGCL allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his or her duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock repurchase in violation of the DGCL or (iv) obtains an improper personal benefit.

Kellogg Company’s Bylaws and Restated Certificate of Incorporation grant indemnification to such persons to the extent permitted by Delaware law and authorize the purchase of insurance to cover liabilities asserted against such persons.

Item 16.    Exhibits.

Reference is made to the attached Exhibit Index.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Kellogg Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Battle Creek, State of Michigan, on July 10, 2015.

KELLOGG COMPANY

By:	/s/ John A. Bryant
Name:	John A. Bryant
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on the 10th day of July, 2015.

Signature	Title
/s/ John A. Bryant John A. Bryant	Chairman and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ronald L. Dissinger Ronald L. Dissinger	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Stephanie A. Burns	Director

* John T. Dillon	Director

* Gordon Gund	Director

* Zachary Gund	Director

* James M. Jenness	Director

* Ann McLaughlin Korologos	Director

* Donald R. Knauss	Director

* Mary Laschinger	Director

* Cynthia H. Milligan	Director

* La June Montgomery Tabron	Director

* Rogelio M. Rebolledo	Director

* By:	/s/ Gary H. Pilnick	Attorney-in-fact
Gary H. Pilnick

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended Restated Certificate of Incorporation of Kellogg Company, incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-8, file number 333-56536.

3.2	Bylaws of Kellogg Company, as amended, incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated April 24, 2009, file number 1-4171.

5.1	Opinion of Gary H. Pilnick.

23.1	Consent of PricewaterhouseCoopers LLP (Detroit, Michigan).

23.2	Consent of Gary H. Pilnick (included in Exhibit 5.1).

24.1	Powers of attorney authorizing Gary H. Pilnick to execute this Registration Statement on Form S-3 on behalf of the Board of Directors, and each of them.